Exhibit 99.1

Audentes Announces Positive Interim Data from First Dose Cohort of ASPIRO, a Phase 1/2 Clinical Trial of AT132 in Patients With X-Linked Myotubular Myopathy

- Significant improvements in neuromuscular function as assessed by the CHOP-INTEND scale

- Significant improvements in respiratory function as assessed by maximal inspiratory pressure (MIP)

- Multiple developmental milestones achieved at 12 weeks in first treated patient

Conference call and webcast January 4, 2018 at 8:00am EST

Webcast may be accessed via the Investor and Media page of the Audentes website

Call may be accessed by dialing 1-833-659-8620 and using conference ID#: 4957669

SAN FRANCISCO, January 4, 2018 / PRNewswire/ — Audentes Therapeutics, Inc. (Nasdaq: BOLD), a biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases, today announced positive interim data from the first dose cohort of ASPIRO, a Phase 1/2 clinical trial of AT132 in patients with X-Linked Myotubular Myopathy (XLMTM). ASPIRO is a multicenter, multinational, open-label, ascending dose study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age.

“The early AT132 efficacy data observed in our first dose cohort of patients have exceeded our expectations,” stated Dr. Suyash Prasad, Senior Vice President and Chief Medical Officer of Audentes. “At the 12-week timepoint, Patient 1 has improved from a severely compromised baseline to achieve a CHOP-INTEND score and maximal inspiratory pressure that are approaching the ranges normally seen in healthy children. Importantly, Patient 1 has also attained several age-appropriate developmental milestones within this time period, including head-control, rolling over and sitting unassisted. While still early in the trial, we view these initial efficacy data as a promising indicator of the potential for AT132 to bring meaningful benefit to patients and families living with this devastating disease.”

ASPIRO Interim Data Summary

The interim data includes safety and efficacy assessments for the first dose cohort of ASPIRO, comprised of three AT132-treated patients dosed at 1x1014 vector genomes (vg) per kilogram (kg), and one delayed-treatment control patient. As of December 21, 2017, individual patient follow-up ranged from 4 to 12 weeks.

Safety Summary

There have been a total of six adverse events (AEs) reported in ASPIRO, two of which were determined to be serious adverse events (SAEs). Both SAEs occurred in Patient 3, the first of which was a hospitalization one week post-administration due to pneumonia and was deemed not treatment-related. Patient 3 was also hospitalized at week 7 post-administration due to a gastrointestinal infection and elevated troponin levels, the latter of which was deemed probably treatment-related and is responding to treatment with intravenous steroid administration and supportive care.

Of the four non-serious AEs, two have been determined to be probably or possibly treatment-related. Patient 1 experienced a mild, clinically asymptomatic exacerbation of a preexisting elevated bilirubin level, which was deemed possibly treatment-related and resolved with treatment. Patient 2 experienced a clinically asymptomatic elevation in liver enzyme levels toward the end of the protocol-specified prednisolone weaning period, which was deemed to be probably treatment-related and was controlled by extending the duration of steroid coverage.

Efficacy Summary

The key assessment of neuromuscular function in this first data set from Cohort 1 is the CHOP-INTEND scale, in which a maximal score of 64 reflects the level of neuromuscular function that a healthy baby is expected to approach by 3-6 months of age. Additional analyses to be reported based on longer term follow-up include the MFM-20 and Bayley-III™ scales of infant and toddler development (fine and gross motor function). Motor developmental milestones are captured within each of the neuromuscular assessments.

The key assessment of respiratory function in this first data set from Cohort 1 is a measurement of maximal inspiratory pressure (MIP), for which values ≥ 80 cmH20 are considered normal in healthy children less than 5 years of age. Additional analyses to be reported based on longer term follow-up include measurement of maximal expiratory pressure (MEP), time per day on invasive ventilatory support (tracheostomy) or non-invasive respiratory support (BiPAP), and for those patients who are on 24-hour continuous ventilatory support, an assessment of ability to maintain adequate respiratory function while off a ventilator, termed “respiratory sprinting.”

Patient Interim Data Summaries:

•	Patient 1: data set includes assessments through week 12 timepoint

•	Age 0.8 years (9 months) and on 12 hours of BiPAP per day at baseline

•	CHOP-INTEND increased from 29 at baseline to 56 at week 12

•	MIP increased from 33 cmH20 at baseline to 80 cmH20 at week 12

•	No age-appropriate first-year motor milestones were achieved at the baseline assessment; by week 12, Patient 1 had acquired several age appropriate skills, including the ability to control head movements, roll over by himself and sit unassisted for > 5 seconds

•	Patient 2: data set includes assessments through week 8 timepoint

•	Age 4.1 years and on 17 hours of invasive ventilation per day at baseline

•	CHOP-INTEND increased from 45 at baseline to 56 at week 8

•	MIP increased from 44 cmH20 at baseline to 77 cmH20 at week 4

•	Patient 3: data set includes assessments through week 4 timepoint

•	Age 2.6 years and on continuous (24-hour) invasive ventilation at baseline

•	CHOP-INTEND did not change meaningfully from 34 at baseline to 36 at week 4

•	MIP increased from 26 cmH20 at baseline to 44 cmH20 at week 4

•	Patient 4 (delayed-treatment control): data set includes assessments through week 4 timepoint

•	Age 4.0 years and on 12 hours of BiPAP per day at baseline

•	CHOP-INTEND did not change meaningfully from 49 at baseline to 46 at week 4

•	MIP at baseline was 58 cmH20; MIP was not assessed at week 4 per protocol

Physicians and caregivers have reported progressive qualitative improvements in disease severity in all treated patients. Ventilator settings (pressure, rate and volume of mechanical ventilation) have been reduced in Patients 1 and 2. All treated patients have demonstrated improvements in airway clearance control, including swallowing and coughing, which is critical to preventing aspiration. By way of example, at baseline Patient 1 required suctioning of the oro-pharyngeal cavity several times per hour, and by week 12 he required no suctioning. In addition, investigators report anecdotally that all treated patients have increased limb and trunk strength, which is an early indicator of gross motor function improvement, and that the velocity and accuracy of their movements have increased. Caregivers also report that patients have increased vocalization, improving their ability to communicate.

“Physician and caregiver reports of patient progress are an important complement to the formal neuromuscular and respiratory data being collected,” stated Dr. Prasad. “These qualitative assessments of the child’s overall disease state and degree of change between visits provide further insight into the impact of AT132 on the XLMTM disease course.”

Audentes is currently reviewing the interim efficacy and safety data with the independent Data Monitoring Committee of ASPIRO prior to initiating enrollment and dosing of the next cohort. Audentes plans to provide the next update on interim data from ASPIRO in the second quarter of 2018.

“This is a promising start to ASPIRO,” stated Matthew R. Patterson, President and Chief Executive Officer of Audentes. “While the data are preliminary, we are very encouraged and will continue to advance this important work as rapidly as possible, keeping in mind our goal of bringing a potentially transformative treatment to patients living with this devastating disease.”

Conference Call

At 8:00 a.m. Eastern Time today, Audentes management will host a conference call and a simultaneous webcast to discuss the interim data from the first dose cohort of ASPIRO. To access a live webcast of the conference call, please visit the Investor and Media page of the Audentes website at www.audentestx.com. Alternatively, please call 1-833-659-8620 (U.S.) or 1-409-767-9247 (international) and dial the conference ID 4957669 to access the call. A replay of the webcast will be available on the Audentes website for approximately 30 days.

About ASPIRO, the Phase 1/2 Clinical Study of AT132

ASPIRO is a multicenter, multinational, open-label, ascending dose study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age. The study is designed to include nine AT132 treated subjects and three delayed-treatment concurrent control subjects, who will be treated after the optimal dose is selected. Primary endpoints include safety (adverse events and certain laboratory measures) and efficacy (assessments of neuromuscular and respiratory function). Secondary endpoints include the burden of disease and health related quality-of-life, and muscle tissue histology and biomarkers. The primary efficacy analysis is expected to be conducted at 12 months, with interim evaluations to be conducted at earlier time points. After the primary 12-month assessment, subjects are expected to be followed for another four years to assess long term safety, durability of effect and developmental progression.

About AT132 for X-Linked Myotubular Myopathy

AT132 is the Audentes product candidate being developed to treat XLMTM, a rare monogenic disease characterized by extreme muscle weakness, respiratory failure and early death, with an estimated 50% mortality rate by 18 months of age. XLMTM is caused by mutations in the MTM1 gene, which encodes the protein myotubularin. Myotubularin plays an important role in the development, maintenance and function of skeletal muscle cells. AT132 is comprised of an AAV8 vector containing a functional copy of the MTM1 gene. In January 2018, Audentes reported positive interim data from the first dose cohort of

ASPIRO, a multicenter, ascending dose Phase 1/2 clinical study to evaluate the safety and preliminary efficacy of AT132 in approximately 12 XLMTM patients less than five years of age. The preclinical development of AT132 was conducted in collaboration with Genethon (www.genethon.fr).

About Audentes Therapeutics, Inc.

Audentes Therapeutics (Nasdaq: BOLD) is a clinical-stage biotechnology company focused on developing and commercializing gene therapy products for patients living with serious, life-threatening rare diseases. We are currently conducting a Phase 1/2 clinical study of our lead product candidate AT132 for the treatment of X-Linked Myotubular Myopathy (XLMTM) and have three additional product candidates in development, including AT342 for the treatment of Crigler-Najjar Syndrome, AT982 for the treatment of Pompe disease, and AT307 for the treatment of the CASQ2 subtype of Catecholaminergic Polymorphic Ventricular Tachycardia (CASQ2-CPVT). We are a focused, experienced and passionate team committed to forging strong, global relationships with the patient, research and medical communities.

For more information regarding Audentes, please visit www.audentestx.com.

About Genethon

Genethon, located in Evry, France, is a non-profit R&D organization dedicated to the development of biotherapies for orphan genetic diseases, from research to clinical validation. Genethon is specialized in the discovery and development of gene therapy drugs and has multiple ongoing programs at clinical, preclinical and research stage for neuromuscular, blood, immune system, liver and eye diseases.

Discover Genethon’s pipeline: http://www.genethon.fr/produits/

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to: enrollment, dose and timing of the second cohort in ASPIRO and the clinical results from ASPIRO. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, the company cannot guarantee future events, results, actions, levels of activity, performance or achievements, and the timing and results of biotechnology development and potential regulatory approval is inherently uncertain. Forward-looking statements are subject to risks and uncertainties that may cause the company’s actual activities or results to differ significantly from those expressed in any forward-looking statement, including risks and uncertainties related to the company’s ability to advance its product candidates, obtain regulatory approval of and ultimately commercial its product candidates, the timing and results of preclinical and clinical trials, the company’s ability to fund development activities and achieve development goals, the company’s ability to protect intellectual property and other risks and uncertainties described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Audentes Contacts:

Investor Contact:

Andrew Chang, Investor Relations

415.818.1033

ir@audentestx.com

Media Contact:

Paul Laland

415.519.6610

media@audentestx.com